Exhibit 99.2

Crescendo Communications, llC

To:	John Villano

Subject:	Year-end 2021 Conference Call Script

Call Date:	April 1, 2022 @ 8AM

Speaker Dial In:	888-267-2822

I.       Introduction – David Waldman

Good morning and thank you for joining Sachem Capital Corp.’s year-end 2021 conference call.

On the call with us today is John Villano CPA, chief executive officer and chief financial officer of Sachem Capital.

On March 31st, the Company announced its operating results for the year ended December 31, 2021 and its financial condition as of that date. The press release is posted on the Company’s website, www.sachemcapitalcorp.com. In addition, the Company filed its year-end report on Form 10-K with the U.S. Securities and Exchange Commission on March 31, 2022, which can also be accessed on the Company’s web site as well as the SEC’s website at www.sec.gov. If you have any questions after the call or would like any additional information about the Company, please contact Crescendo Communications at 212-671-1021.

Before Mr. Villano reviews the Company’s operating results for 2021 and the Company’s financial condition at December 31, 2021, we would like to remind everyone that this conference call may contain forward-looking statements. All statements other than statements of historical facts contained in this conference call, including statements regarding our future results of operations and financial position, strategy and plans, and our expectations for future operations, are forward-looking statements. The words “anticipate,” “estimate,” “expect,” “project,” “plan,” “seek,” “intend,” “believe,” “may,” “might,” “will,” “should,” “could,” “likely,” “continue,” “design,” and the negative of such terms and other words and terms of similar expressions are intended to identify forward- looking statements.

These forward-looking statements are based largely on the Company’s current expectations and projections about future events and trends that it believes may affect its financial condition, results of operations, strategy, short-term and long-term business operations and objectives and financial needs. These forward-looking statements are subject to several risks, uncertainties and assumptions as described in the Company’s Form 10-K filed with the U.S. Securities and Exchange Commission on March 31, 2022. Because of these risks, uncertainties and assumptions, the forward-looking events and circumstances discussed in this conference call may not occur, and actual results could differ materially and adversely from those anticipated or implied in the forward-looking statements.

You should not rely upon forward-looking statements as predictions of future events. Although the Company believes that the expectations reflected in the forward-looking statements are reasonable, it cannot guarantee future results, level of activity, performance or achievements. In addition, neither the Company nor any other person assumes responsibility for the accuracy and completeness of any of these forward-looking statements. The Company disclaims any duty to update any of these forward-looking statements.

All forward-looking statements attributable to the Company are expressly qualified in their entirety by these cautionary statements as well as others made in this conference call. You should evaluate all forward-looking statements made by the Company in the context of these risks and uncertainties.

With that, I will now turn the call over to John Villano.

II.       Business Overview- John Villano

Thank you, and thanks to everyone for joining us today.

I am very pleased to report your company reported record revenue of $30.4 million and net income attributable to common shareholders of $11.5 million, or $0.44 per share, for the year ended December 2021.

In the fourth quarter alone, revenue increased 66% to $9.5 million, and we achieved net income attributable to common shareholders of $3.4 million. We believe these results illustrate the success and scalability of our business model. We attained these strong results with disciplined underwriting and a conservative loan-to-value ratio.

During the year, we funded approximately $251.8 million of mortgage loans, including loan modifications and construction draws. We also expanded our senior management team and personnel to support the next phase of our business operations.

There were several important drivers that impacted our growth during the period.

First, we have been pursuing opportunistic expansion and diversifying our mortgage portfolio across commercial, multi-family and larger single family fix and flip real estate projects.

To give a few examples:

·	First, we closed a $19.5 million loan for the purchase and conversion of a warehouse in Brighton, Massachusetts into a 28-unit condominium complex within an up-and-coming residential community. Sachem was selected based on our ability to cross-collateralize the loan based on other properties owned by the borrower.
·	Second, we closed an $11.6 million loan with an experienced developer to acquire and renovate a 466 thousand square foot multi-tenant office complex in Milford, Connecticut, comprised of five three-story buildings, including the corporate headquarters for a national apparel retailer. For this project, we were selected based on our ability to close the loan in a much shorter time frame than other traditional lenders.

·	Lastly, we also closed a $9.0 million loan to an experienced developer converting a hotel property in Fairfield County, Connecticut to luxury apartments. Sachem was selected due to its flexibility in lending to meet the unique needs of the borrower.

We believe these transactions are a good illustration, of not only the traction we’re gaining in diversifying our portfolio into new asset classes, but also our ability to structure the loan to meet the needs of the borrower. This flexibility provides us a distinct competitive advantage.

In addition to diversifying into new asset classes, we expanded our lending operations across the U.S. and now have a presence in 14 states, with a strong core focus along the Eastern seaboard.

We will continue to expand our geographic footprint to include high growth, pro-business and taxpayer friendly MSA’s.

We are committed to Austin, Texas and will continue to grow our loan portfolio in this market. In particular, we see significant opportunities in Texas, Florida and the Carolinas.

To support our growing loan pipeline, in December 2021 and March 2022, we announced two registered public offerings of unsecured notes, with gross proceeds of $101.8 million. These transactions provide us additional non-dilutive capital to accelerate our lending activities without compromising our main goal, which is to provide our shareholders with attractive risk-adjusted returns.

In July, we closed on a $200 million dollar credit facility with Churchill MRA Funding. We believe this facility gives us even greater flexibility to raise debt capital at a relatively low rate.

And finally, during the year we utilized our ATM and realized approximately $56.0 million of net proceeds from the sale of our common stock at prices well in excess of book value.

Looking ahead, I am pleased to report our loan pipeline is robust and expanding. Further, we are well capitalized with a solid balance sheet to take advantage of opportunities in the market.

Despite the current market volatility and the fact that the Federal Reserve Board has started to raise interest rates, we remain encouraged by the outlook for the business. There continues to be significant market opportunities for a well-capitalized “hard money” lender to originate attractively priced loans to small- and mid-scale real estate developers with good collateral and a strong operating history.

We seek to mitigate some of the potential risk associated with rising rates by limiting the term of new loans to one year. As of December 31, 2021, approximately 51 percent of the loans in our portfolio had a term of one year or less.

If, at the end of the loan term, a loan is not in default and meets our other underwriting criteria, we will consider an extension or renewal at our prevailing rates, thereby generating additional lending fees and continued interest income.

To leverage our expertise in real estate finance, as well as capitalize on lending opportunities in targeted markets, we have also implemented a strategy to partner and invest with local “hard money” real estate lenders, creating satellite offices with a “Sachem” influence.

And finally, we launched our new underwriting platform. Specifically, in the third quarter of 2021, we rolled out a new underwriting model that automates the production of our loan documentation such as term sheets, closing conditions and proof of funds to name a few. The automation allows for more accurate and timely processing of loans, thus increasing loan production while keeping our employee headcount down. In addition, we have begun to focus on developing relationships with larger scale wholesale brokers, furthering our efforts to attract more experienced borrowers with better credit quality.

I would now like to touch on some key financial highlights, then talk more about our strategy going forward. If you need any additional insight into the financial details, please review our recently filed 10-K and press release.

First, total revenue for the year ended December 31, 2021, was approximately $30.4 million compared to approximately $18.6 million for the year ended December 31, 2020. This represents an increase of approximately $11.8 million, or 63.5%. The increase in revenue is due primarily to an increase in our lending operations and overall portfolio growth. Interest income, net origination fees and interest on investment securities all increased during the period. More specifically, interest income increased approximately 61.4% to $22.3 million, origination fee income increased approximately 79% to $3.4 million, and other income increased by 100% to $2.5 million. Gross origination fees were approximately $5.9 million for the 2021 period compared to $2.8 million for the prior year period.

Total operating costs and expenses for the year ended December 31, 2021, were approximately $17.1 million compared to approximately $9.6 million for 2020. Year-over-year, this represents an increase of approximately $7.5 million, or 78%. The company’s largest expense, representing approximately 61% of total operating expenses, was interest and amortization of deferred financing costs. In comparison, for 2020, interest and amortization of deferred financing costs represented approximately 58% of total operating expenses. Interest and amortization of deferred financing costs were $10.4 million in 2021 compared to $5.5 million in 2020, an increase of approximately 87.9%. The increase is directly related to the interest paid on our outstanding unsecured unsubordinated five-year notes as we borrow funds to grow our loan portfolio.

The balance of the increase in operating expenses was attributable to an increase in compensation, fees and taxes, which increased by approximately $1.3 million; professional fees, which increased by approximately $513,000; general and administrative expenses, which increased by approximately $538,000; and other expenses, which increased by approximately $142,000. These increases are attributable to our increased level of operations and the implementation of our growth strategies.

Net income attributable to common shareholders for 2021 was approximately $11.5 million compared to approximately $9.0 million for the 2020 period, representing an increase of approximately $2.5 million or 27.5%. Earnings per share for 2021 was $0.44 compared to $0.41 for 2020, representing an increase of 7.3%.

Overall, we believe our financial results are evidence of our strong competitive position in the market and the sustainability of our business model over time. Even though our outlook for the next year remains positive, we recognize there are still ongoing market risks to consider. As you have seen, we can quickly adapt our strategy as market conditions change.

In terms of Sachem’s financial condition as of December 31, 2021 compared to December 31, 2020, total assets increased by $191.3 million to $418 million. The increase was due primarily to the growth in our mortgage loan portfolio, which increased by approximately $136.7 million to an aggregate outstanding principal balance of $292.3 million. We also had an increase of approximately $45.9 million in cash and short-term marketable securities during the period. This cash increase was due in part to our sale of approximately $52 million in unsubordinated unsecured notes in December 2021.

Total liabilities increased approximately $92.1 million to $237.9 million. The increase reflects the increase in overall indebtedness, which at December 31, 2021, was approximately $213.5 million compared to approximately $138.7 million at December 31, 2020. The increase in overall indebtedness of $80.6 million was primarily due to the issuance of $51.75 million in aggregate original principal amount of five-year, unsecured unsubordinated notes, a $5 million increase in the Wells Fargo margin line, a $19.1 million draw on the Churchill Credit Facility, and a $1.4 million mortgage with New Haven Bank, of which $750,000 is outstanding.

It’s important to note that in 2021, we significantly reduced our leverage, thereby mitigating risk should economic conditions deteriorate. At December 31, 2021, our capital structure was 56.9% debt and 43.1% equity compared to 64.3% debt and 35.7% equity at December 31, 2020. We will continue to monitor debt levels to reduce the excessive risk associated with over leveraging our balance sheet.

Total shareholders’ equity at December 31, 2021 was $180.1 million compared to $81 million at December 31, 2020. This increase was due primarily to our net income before preferred dividends of approximately $13.3 million, net proceeds from the sale of common shares through our ATM of $56.0 million, net proceeds from the issuance of preferred stock of approximately $45.5 million, and the aggregate of dividends paid and dividends declared of $13.6 million.

Our balance sheet remains solid with over $418 million of assets backing $160.5 million in note principal. As a mortgage REIT, our debt levels are extraordinarily low versus our peers, thereby providing stability during difficult times.

As of December 31, 2021, of the 520 mortgage loans in our portfolio, just 16, or approximately 3.1%, were in the process of foreclosure or actively managed with the goal of unlocking our invested capital in a timely manner. In the case of each of these loans, we believe the value of the collateral exceeds the total amount due. Further, a troubled or distressed loan rarely loses 100% of its value and usually over the term of the loan when interest income, origination and other fees are considered the overall transaction is profitable.

Real estate owned decreased to $6.6 million, compared to $8.9 million at year-end. As of December 31, 2021, real estate owned included $786,000 of real estate held for rental and $5.8 million of real estate held for sale. This favorable reduction is partly attributable to new asset liquidation initiatives that will further support a continued reduction in REO and real estate carrying costs.

Net cash provided by operating activities in 2021 was $27.8 million compared to $9.6 million in 2020.

In 2021, the Company paid a total of $12.3 million in dividends on our common shares, of which, approximately $2.7 million was attributable to 2020, and approximately $1.9 million of dividends paid with respect to our Series A Preferred Stock. In addition, in late December 2021, the company declared, and in January 2022 the Company paid a dividend of $0.12 per common share, or $3.9 million, which was attributable to 2021. As you are aware, Sachem Capital operates as a REIT and is required to distribute a minimum of 90% of the Company’s taxable income to shareholders as dividends. We intend to comply with this requirement for the current year.

Let me take a moment now to discuss liquidity and capital resources. We had cash and short-term marketable securities of approximately $102.6 million as of December 31, 2021. Supplementing our liquidity is our margin line of credit with Wells Fargo, with a balance of $33.2 million at December 31, and our master repurchase financing facility with an affiliate of Churchill Real Estate, which had only $19.1 million outstanding, providing us additional flexibility at very attractive rates. It’s also important to reiterate that we are very careful about the debt we take on and will not over-lever our portfolio to garner high leveraged returns.

Moving forward, we will continue to monitor the ever-changing economic conditions. Given the current market, we believe we are well-positioned as the go-to, non-bank real estate lender as local banks fail to understand the needs and timing of their borrowers and small hard-money lenders struggle with a lack of lending capital and the need to fit loans into a pre-determined box.

Despite the lingering effects of COVID-19 and the fact that the Federal Reserve Board has started to raise interest rates, the demand for our products and services remains strong. I am pleased with our 2021 operating results, having achieved record revenue of $30.4 million and record net income of $11.5 million.

Armed with enhanced underwriting procedures, we are still maintaining a cautionary approach to the market and look forward to further deploying our capital as we open new markets and identify attractive opportunities. Heading into 2022, we have maintained our momentum with a robust loan pipeline.

One final note, we reported this morning that the board of directors authorized and declared a quarterly dividend of $0.12 per share to be paid to shareholders of record as of the close of trading on April 11, 2022. This dividend reflects our strong financial results for 2021, as well as our favorable outlook heading into 2022.

So to wrap up, we have built a highly scalable business model to drive increased revenue and cash flow, which we strongly believe will continue to grow profitability and dividends in the years ahead. We believe our lending platform is solid and sustainable given our strict underwriting criteria and extensive due diligence. As a result, we look forward to building upon our strong historical financial performance.

I would like to thank you all for joining the call today. At this point, we will open up the call for questions.

Operator.

III.       Concluding Remarks

I’d like to thank everyone for participating on our year-end conference call. We look forward to updating you again next quarter.

Thank you.

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